CONSULTING AGREEMENT

THIS AGREEMENT is dated February 8, 2008 (the “Effective Date”) by and between GEEKS ON CALL HOLDINGS, INC., a Delaware corporation (the “Company”) and DOUGLAS GLENN (“Consultant”).

In consideration of the mutual covenants contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby conclusively acknowledged, the parties, intending to be legally bound, agree as follows:

1. Consulting Duties: The Consultant shall provide consulting services to the Company, such duties to include legal and business advice. In each case the Consultant’s activities shall be performed under the supervision of and with the prior approval of the Company. Unless otherwise notified, the Consultant’s activities shall be subject to the direction and approval of the Chief Executive Officer of the Company. Additionally, the Consultant shall upon request of the Company consult and advise the Company on a variety of corporate matters on an on-going basis.

2. Access to Certain Information. The Company may provide to the Consultant copies of proposed Company literature and/or information prior to the dissemination of such literature and/or information to third parties. The Consultant shall not disseminate any Company materials or documents, shall not provide any third-party any information concerning the Company, nor utilize such materials for his own purposes, without the prior written approval of the Company.

3. Term. The term of this Agreement shall be for a period of twenty four (24) months from the date of this Agreement (the “Term”).

4. Fees. (a) The fees for services shall be $50,000 per annum payable in equal monthly installments, with the first installment payable upon the signing of this contract, and each subsequent monthly fee component being payable promptly in subsequent 30-day intervals. Consultant acknowledges that Company is not presently publicly reporting, or quoted or traded on any public securities market or quotation service. Effective as of the date of the Company’s combination with a company that is publicly reporting, or quoted or traded on a public securities market or quotation service, the Company shall cause this Agreement to be assumed by such public company, and the Company shall be released from all obligations hereunder.

(b) Stock Options. Immediately following consummation of the Company’s contemplated reverse merger transaction with a to-be-identified public company (such transaction referred to herein as the “Reverse Merger”; and the entity which results from the Reverse Merger referred to herein as the “Merged Entity”), the Merged Entity shall grant the Consultant options to purchase 150,000 shares of the Merged Entity’s common stock (“Options”), pursuant to an Equity Incentive Plan to be adopted by the Merged Entity (the “Incentive Plan”). Such grant shall be evidenced by an Option Agreement, as contemplated by the Incentive Plan. The per share exercise price of the Options shall be $1.00, which represents the contemplated fair market value per share of the Merged Entity’s common stock on the date of the contemplated Reverse Merger. The term of the Option shall be six years from the Effective Date. Twenty-Percent (20%) of the Options shall become exercisable on each anniversary of the Effective Date that Consultant remains employed by the Merged Entity. Upon a change of control (as defined below) of the Merged Entity, all unvested Options will immediately vest.

(c) In the event that the Merged Entity experiences a Change of Control (as defined below) and after giving effect to such Change of Control, this Agreement is not fully and completely reaffirmed by the surviving or succeeding entity, then the Consultant shall be entitled to receive in a lump sum in cash, within 10 calendar days of the Change of Control Date (as defined below), the balance of any outstanding consulting fees payable to the Consultant for the remainder of the Term.

“Change of Control” as used herein shall mean a merger, consolidation, sale of assets or sale of stock or other transaction after giving effect to which the equityholders of the Merged Entity prior to giving effect to such transaction own less than 50.1% of the equity of the Merged Entity after giving effect to such transaction, calculated on a fully diluted basis. The date upon which a Change of Control shall be consummated shall be a “Change of Control Date.”

5 Income Tax. The Consultant shall be responsible for the payment of his income taxes as shall be required by any governmental entity with respect to compensation paid by the Company to the Consultant.

6 Confidential Information. The Consultant shall not, either during the continuance of his contract hereunder or any time thereafter, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or affiliates or any secrets of the Company and/or its subsidiary or subsidiaries or affiliates, to any person (directly or indirectly) whether or not to the detriment of the Company and shall not (either during the continuance of its contract hereunder or any time thereafter) use any information he may acquire in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries for his own benefit or purposes (directly or indirectly), or for any purpose other than those of the Company as more particularly described in paragraph 1 above.

7 Expenses. Consultant shall bill all expenses that are approved in advance by the Company for routine communications, including phone, postage, fax, etc., on an itemized and documented basis. For material expenses exceeding in any single instance U.S. $500 for any dissemination or distribution programs or related expenses, specific approval shall be sought in writing prior to incurring such expenses, and these will be paid in advance by Company prior to being incurred.

8 Termination. This Agreement may be terminated by the Company without prior notice if at any time:

(a)	The Consultant shall commit any breach of any of the provisions herein contained;

(b)	The Consultant shall be guilty of any misconduct or neglect in the discharge of its duties hereunder;

(c)	The Consultant shall become bankrupt or make any arrangements or composition with his creditors; or

(d)	The Consultant shall become unavailable or fail to follow the directions of the Company or become of unsound mind or be declared incompetent to handle his own personal affairs;

(e)
On thirty (30) days prior written notice to Consultant (provided if such termination shall be prior to payment of at least 12 months of monthly payments hereunder, upon such termination the balance of any remaining monthly payment shall be paid in full for the balance of the 12 months period remaining).

9 Other Interests. The Company is aware that the Consultant has now and will continue to have business interests in other companies and the Company recognizes that these companies will require a certain portion of the Consultant’s time. The Company agrees that the Consultant may continue to devote time to such outside interests, PROVIDED, THAT, such interests do not conflict with, in any way, the time required for the Consultant to perform his duties under this Agreement.

10 Miscellaneous.

(a) This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, successors and assigns. The services to be performed by the Consultant pursuant hereto are personal in character, and neither this agreement nor any rights or benefits arising hereunder are assignable by the Consultant without the prior written consent of the Company.

(b) This Agreement contains the entire agreement and understanding between the parties and supersedes any and all prior understandings and agreements between the parties regarding the engagement of the Consultant.

(c) No modification hereof shall be binding unless made in writing and signed by the party against whom enforcement is sought. No waiver of any provisions of this Agreement shall be valid unless the same is in writing and signed by the party against whom it is sought to be enforced, unless it can be shown through custom, usage or course of action.

(d) This Agreement is executed in, and it is the intention of the parties hereto that it shall be governed by, the laws of the State of Virginia without giving effect to applicable conflict of laws provisions.

(e) The provisions of this Agreement shall be deemed to be severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(f) Any notice or communication permitted or required by this Agreement shall be in writing and shall become effective upon personal service, or service by wire transmission, which has been acknowledged by the other party as being received, or two (2) days after its mailing by certified mail, return receipt requested, postage prepaid addressed as follows:

(1) If to the Company:

GEEKS ON CALL HOLDINGS, INC.
814 Kempsville Road
Suite 106
Norfolk, VA 23502
Attn: Chief Executive Officer
Fax: 757-466-3457

  With a copy to:

Harvey J. Kesner, Esq.
Haynes and Boone, LLP
153 East 53rd Street, Suite 4900
New York, New York 10022
Fax: 212-918-8989

(2) If to the Consultant, to:

Douglas Glenn
637 Thalia Point Road
Virginia Beach, VA 23452

(g) Non-Disparagement. Both parties acknowledge and agree not to defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the other, in either a professional or personal manner, at any time during or following the employment period. With respect to the Company, this shall include any officers, directors, partners, executives, employees, representatives or agents of the Company, or of the Merged Entity.

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IN WITNESS WHEREOF, GEEKS ON CALL and Consultant have executed this Agreement as of the Effective Date.

GEEKS ON CALL HOLDINGS, INC.		CONSULTANT

By:	/s/ Richard T. Cole	/s/ Douglas Glenn
	Name: Richard T. Cole	Douglas Glenn
Title: CEO